Exhibit 10.2

FORM OF DIRECTOR AGREEMENT

[DATE]

[NAME]

[ADDRESS]

Dear Sir

Appointment as a Non-Executive and Independent Director of

MetaOptics Ltd

(the “Company”, together with its subsidiaries, the “Group”)

1. Appointment as Non-Executive and Independent Director of the Company

We are pleased to confirm that the board of directors (“Board”) of the Company has resolved that you be appointed as a non-executive and independent director of the Company. The purpose of this letter (the “Letter”) is to confirm the basis of your appointment should you be willing to accept. Please sign and return the attached copy in acknowledgement.

2. Term of Appointment

Your appointment will be made pursuant to the Company’s constitution (“Constitution”) and is initially for the period expiring at the next Annual General Meeting, at which time shareholders will consider your re-election for a further period of up to three (3) years pursuant to Rule 720(4) of Section B: Rules of Catalist of the Listing Manual of the Singapore Exchange Securities Trading Limited (“SGX-ST”) (the “Catalist Rules”). Thereafter, one-third of the directors of the Company (“Directors”) shall retire by rotation annually and may offer themselves for re-appointment, pursuant to the Code of Corporate Governance 2018 (the “Code”).

From time to time, you may also be appointed to be a member of the relevant committee(s) of the Board (“Board Committee”).

You may resign by providing at least three (3) months’ notice in writing to the Company at any time and, under the applicable laws of Cayman Islands, the Code, Constitution and the Catalist Rules, subsequent to which, your appointment may cease in certain prescribed circumstances.

3. Role of Director

You will be expected to participate as an active member of the Board in the following:

(a)	attending all Board meetings and Board Committee meetings which are expected to be held every quarter (i.e. 4 times a year) (excluding ad-hoc meetings);

(b)	taking up memberships in Board Committees as may be appointed from time to time; and

(c)	attending general meetings of the Company.

In addition to your general fiduciary responsibilities, you are expected to faithfully and diligently perform such functions and exercise such powers as are appropriate to your directorial duties, including: (a) being adequately prepared for meetings and the attendance of such meetings as may be required; (b) completing any follow-up tasks allocated to you; (c) being physically present in the office and site visit if and where necessary; and (d) being available for ad-hoc discussions from time to time.

For first-time directors with no prior experience in a SGX-ST listed company, you are required to attend the requisite directors’ training (“Mandatory Training”) as prescribed by Rule 406(3) of the Catalist Rules within one (1) year from the date of your appointment as a director to the Company.

In your role as a non-executive and independent director, you have the same general legal responsibilities to the Company as any other director. By accepting the appointment as a non-executive and independent director, you have agreed to give sufficient time and attention to the affairs of the Company. In particular, it is a requirement under the Catalist Rules that you shall comply with Rule 406(3)(c) of the Catalist Rules which provides for the circumstances in which a director would not be considered as independent. Your duties and responsibilities as a director are largely embodied in the common law, the applicable laws of Cayman Islands, the Code, the Constitution and Catalist Rules. The laws and applicable rules may be amended from time to time and we will keep you informed of developments on this front.

In addition to Board meetings and Board Committee meetings which you would be attending, you may request for all relevant information pertaining to the Company’s affairs as is reasonably necessary in order to assist you in your role. As far as reasonably possible, such information will be shared with you in a timely manner.

You must not make any statements on the Company’s behalf or concerning the Company to the press, media, venture capitalists, brokers, banks, financial analysts, and/or anyone associated with the stock market or the investor community, unless with the prior approval of the Board.

4. Director’s Fee

As an independent director, you will be entitled to a director’s fee of _________ per annum, payable quarterly in arrears, subject to the approval received at the Annual General Meeting. All directors are responsible for their own statutory employment contributions and/or tax contributions. The director’s fee will be paid to you by the Group’s subsidiary, MetaOptics Technologies Pte. Ltd..

5. Independent Advice

If there are any instances where you may consider that you need professional advice on Company-related matters, it may be appropriate for you to seek advice from independent advisors at the Company’s expense. Subject to applicable laws and regulations, the Company shall reimburse the full cost of expenditure reasonably and properly incurred by you in the discharge of your duties as a director on behalf of the Company. Copies of such professional advice must be made available to, and for the benefit of, all Directors.

6. Disclosure and Independence

To ensure compliance with the applicable laws of Cayman Islands, the Catalist Rules and the Constitution, you shall at all times keep the Board promptly and fully informed (in writing if so requested) of any of your business or activities, or any relevant or material personal interest, which would or is likely to cause you to be in conflict with the interest of the Company or its subsidiary and any matter which may affect your independence for the purposes of the Catalist Rules. Such conflict of interest situations may also include assuming directorship or holding an executive position or having a material interest in the shares or securities, in a company which is in a similar business or in direct competition with the Group. You shall also promptly advise the Group on details of any interests, or changes thereto, in the Company’s shares or securities to the Company which may affect your role or impair your independence as a director.

7. Director Liability Insurance

In the unlikely event that any adverse or other event arises that could attract liability for a director, we would like you to know that the Company maintains directors’ and officers’ liability insurance policies to cover any eventualities of such a nature.

8. Company Policies

As a director of the Company, you will be expected to act at all times in accordance with the Constitution and comply with the Company’s corporate policies and procedures that relate to your role as a director covering areas such as corporate governance, privacy and travel. Copies of these documents will be provided to you.

9. Confidentiality

You shall not either during your appointment or at any time after its termination:

(a)	disclose to any person or persons (except to those authorised by the Company to know or as otherwise required by law);

(b)	use for your own purposes or for any purposes other than those of the Company; or

(c)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

any confidential information of the Group (including in particular lists or details of customers and suppliers of the Group) relating but not limited to the working of any process, technology, invention or methods carried on or used by the Group or in respect of which the Group is bound by an obligation of confidence to a third party or any financial or trading information or trade secrets relating to the Group. These restrictions shall cease to apply to information or knowledge which may (otherwise than through the default of the Appointee) become available to the public generally.

Throughout your role as an independent director of the Company, the Company will or will have created a business email account for all correspondences and you are strictly to use this group email address for all correspondences. At all times, you should refrain from using your personal email address for correspondences.

All notes, memoranda, records and writings made by you relating to any matter within the scope of business of the Group or concerning any confidential information of the Group shall be and remain the property of the Group to whose business they relate and shall be delivered by you to the company to which they belong forthwith upon request or provide evidence of its destruction to the satisfaction of the Company or such other Group company. If such information of the Group remains in your possession as at your last day of appointment, you are required to return such information to the Company in person within two (2) business days from your last working day.

10. Personal Data

You acknowledge and consent that any member of the Group may collect, use and/or disclose your personal data to:

(a)	any regulatory or government bodies, including the Singapore Exchange Securities Trading Limited;

(b)	any other person or in connection with the business of any member of the Group;

(c)	the advisors, insurers, clients and potential investors of any member of the Group; and

(d)	any other person to which any member of the Group considers such disclosure to be necessary or desirable for the purposes set out above and consent to such disclosure.

The Company will handle your personal data in accordance with any and all applicable laws and regulations.

11. Continuing Effect

The expiration or termination of this Letter howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

12. Notice

Any notice required to be given hereunder shall, in the case of notice to the Company be deemed duly served if left at or sent by registered post to the principal place of business in Singapore of the Group from time to time and, in the case of notice to you, if handed to you personally or left at or sent by registered post to your last known address in Singapore. Accordingly, you are responsible for updating your address as and when such changes are effective. Any such notice shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by post, three (3) business days after posting.

13. Jurisdiction

This Letter shall be governed by and construed in all respects in accordance with the laws of Singapore and the parties herein submit to the non-exclusive jurisdiction of the courts of Singapore.

14. If you have any questions or would like to discuss anything at all, please feel free to contact _________.

15. Please sign, date and return the enclosed copy of this Letter to us, confirming your acceptance of the appointment and its terms set out herein.

Yours sincerely

For and on behalf of

MetaOptics Ltd

Signature:
Name:
Title:

ACKNOWLEDGEMENT

I, _________, (ID _________), understood and agreed to abide by all terms and conditions as regards my appointment under this letter and hereby accept the appointment as non-executive and independent director of the Company by signing this Letter.

Date: